Chuy’s Holdings, Inc. Announces Third Quarter 2022 Financial Results
Approves a New $50 Million Share Repurchase Program

AUSTIN, Texas, November 3, 2022 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) (the "Company") today announced financial results for the third quarter ended September 25, 2022.
Highlights for the third quarter ended September 25, 2022 were as follows:
•Revenue increased 4.7% to $106.7 million compared to $101.9 million in the third quarter of 2021.
•Comparable restaurant sales increased 2.6% as compared to fiscal 2021 and increased 0.5% as compared to fiscal 2019.
•Net income was $5.0 million, or $0.27 per diluted share, as compared $6.0 million, or $0.30 per diluted share, in the third quarter of 2021. Net income increased $6.8 million from pre-pandemic net loss of $1.8 million, or $0.11 per diluted share, in the third quarter of 2019.
•Adjusted net income(1) was $5.9 million, or $0.31 per diluted share, as compared to $9.1 million, or $0.45 per diluted share, in the third quarter of 2021. Adjusted net income(1) increased $2.1 million from pre-pandemic adjusted net income(1) of $3.8 million, or $0.23 per diluted share, in the third quarter of 2019.
•Restaurant-level operating profit(1) was $18.7 million and restaurant-level operating margin(1) was 17.5%, compared to $23.7 million and 23.3%, respectively, in the third quarter of 2021. Restaurant-level operating profit(1) increased 18.1% from pre-pandemic restaurant-level operating profit(1) of $15.8 million in the third quarter of 2019 and restaurant-level operating margin(1) increased 300 basis points from pre-pandemic restaurant-level operating margin(1) of 14.5% in the third quarter of 2019.
•The Company repurchased 557,576 shares of its common stock for a total of $12.8 million in the third quarter of 2022.
•Cash and cash equivalents were $84.1 million and the Company had no debt outstanding with $35.0 million available under its revolving credit facility.
(1)Adjusted net income, restaurant-level operating profit and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income, restaurant-level operating profit and restaurant-level operating margin to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated "We are pleased with our third quarter results, which included strong comparable sales growth and top line momentum in August and September following a softer July as a result of record high temperatures in Texas. I am very proud of our team and their constant focus on cost management and operating efficiencies in this challenging macroeconomic environment, including 21% food inflation. Their perseverance and dedication resulted in a 17.5% restaurant-level operating margin, a 300 basis-point improvement over 2019. We believe the initiatives, we’ve put in place, have put us on the right path for continued growth. Nevertheless, we will remain prudent and continue to do what we do best – providing our guests with the unique Chuy’s experience through high-quality, made-from-scratch food and drinks, offered at an incredible value.”

Hislop added “We are also pleased with the Board’s decision to authorize a new share repurchase program. This not only demonstrates the strength of our financial position and our commitment to long-term shareholder value, but also re-affirms our confidence in the fundamental growth opportunities we have in the Chuy’s brand."
Third Quarter 2022 Financial Results
Revenue was $106.7 million in the third quarter of 2022 compared to $101.9 million in the third quarter of 2021. The increase was primarily related to incremental revenue from an additional 21 operating weeks provided by new restaurants opened during and subsequent to the third quarter of 2021. For the third quarter of 2022 and 2021, off-premise sales were approximately 26% of total revenue.
Comparable restaurant sales increased 2.6% for the third quarter of 2022 compared to the same period last year primarily driven by a 6.2% increase in average check, partially offset by a 3.6% decrease in average weekly customer. Comparable restaurant sales increased 0.5% compared to the same period in fiscal 2019.
Total restaurant operating costs as a percentage of revenue increased by approximately 580 basis points to 82.5% in the third quarter of 2022 from 76.7% in the third quarter of 2021 primarily driven by the following:
•Cost of sales increased 280 basis points largely driven by a substantial increase in the cost of beef and chicken as well as fresh produce, cheese and grocery items. Overall commodity inflation was approximately 21% during the quarter. This was partially offset by a menu price increase taken during the year.
•Labor costs increased 120 basis points driven by hourly labor rate inflation of approximately 10% at comparable restaurants as well as an incremental improvement in our hourly staffing levels as compared to last year, partially offset by a menu price increase taken during the year.
•Operating costs increased 160 basis points, mainly as a result of higher restaurant repair and maintenance costs, an increase in credit card fees and insurance premiums as well as cost pressures on utilities and to-go supplies.
•Occupancy costs decreased 20 basis points primarily as a result of sales leverage on fixed occupancy expenses.
•Marketing expense increased 30 basis points as compared to the third quarter of 2021 as the Company reinstated its digital advertising campaigns across the nation.
Restaurant pre-opening expenses remained consistent at $0.3 million in the third quarter of 2022 compared to the same period in 2021.
General and administrative expenses decreased to $6.7 million for the third quarter of 2022 compared to $7.0 million for the same period in 2021. The decrease was primarily driven by lower performance-based bonuses, partially offset by an increase in management salaries, higher legal and professional services costs as well as an increase in recruitment fees. As a percentage of revenues, general and administrative expenses decreased to 6.3% in the third quarter of 2022 from 6.9% in the third quarter of 2021.
Impairment, closed restaurant and other costs were $1.2 million ($0.9 million, net of tax or $0.05 per diluted share) during the third quarter of 2022 compared to $4.0 million ($3.0 million, net of tax or $0.15 per diluted share) during the same period last year. The decrease was primarily driven by a reduction in lease termination expenses and related impairment charges as compared to the same period last year. The Company terminated three of its closed restaurant operating leases during both the third quarter of 2022 and 2021. Additionally, our closed restaurant costs decreased as a result of a reduction in rent paid on closed restaurants. Closed restaurant costs include rent expense, utilities, insurance and other costs required to maintain the remaining closed locations.
The effective income tax rate for the third quarter of 2022 was 13.3% compared to 16.9% in the same period last year. The decrease in the effective tax rate was mainly attributed to an increase in the proportion of employee tax credits to estimated annual income.
As a result of the foregoing, net income decreased to $5.0 million, or $0.27 per diluted share, compared to $6.0 million, or $0.30 per diluted share, in the third quarter of 2021.
Adjusted net income decreased to $5.9 million, or $0.31 per diluted share, in the third quarter of 2022 compared to $9.1 million, or $0.45 per diluted share, in the third quarter of 2021. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.

Share Repurchase Program
During the third quarter of 2022, the Company repurchased 557,576 shares of its common stock for a total of $12.8 million. Subsequent to the end of the third quarter, the Company repurchased an additional 327,354 shares for a total of $7.8 million to complete the existing $50.0 million repurchase program. On October 27, 2022, the Company’s Board of Directors approved a new share repurchase program under which the Company may repurchase up to $50.0 million of its common shares outstanding through December 31, 2024. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans.
2022 Outlook
For fiscal 2022, the Company anticipates the following:
•Three new restaurant versus four new restaurants.
•Net capital expenditures (net of tenant improvement allowances) of approximately $30.0 to $32.0 million versus a previous range of $30.0 to $33.0 million.
•Restaurant pre-opening expenses of approximately $1.8 to $2.0 million versus a previous range of $1.5 to $2.0 million.
•An effective annual tax rate (excluding unusual items) of approximately 12% to 14%.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 92 restaurants at September 25, 2022.
Comparable restaurant sales as compared to 2019 reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in fiscal year 2019. The comparable group of restaurants include the restaurants that were in the comparable base as of the end of fiscal year 2019. Our 2019 comparable restaurant base consisted of 81 restaurants at September 25, 2022.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.
Average Unit Volume ("AUV") consists of the average sales of our comparable restaurants over a certain period of time. This measure is calculated by dividing total comparable restaurant sales within a period of time by the total number of comparable restaurants within the relevant period. This indicator assists management in measuring changes in customer traffic, pricing and development of our brand.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2022 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 201-689-8560. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13729628. The replay will be available until Thursday, November 10, 2022.
The conference call will also be webcast live from the Company’s corporate website at Chuys.com under the investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 17 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company's 2022 outlook, including restaurant openings in 2022, net capital expenditures, restaurant pre-opening expenses and effective annual tax rate, shares repurchases, the initiatives Chuy's has put in place have put the Company on the right path for continued growth, fundamental growth opportunities and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate duration and severity of the COVID-19 pandemic and any new variants, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the pandemic or treat its impact, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment, closed restaurant and other costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurant and other costs, legal settlement, and depreciation. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as impairment, closed restaurant and other costs, legal settlement and depreciation. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs and impairment, closed restaurant and other costs, legal settlement, and depreciation, are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.
Adjusted net income represents net income before impairment, closed restaurant and other costs, legal settlement and the income tax effect of these adjustments. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Condensed Consolidated Income Statements
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 25, 2022		September 26, 2021		September 25, 2022		September 26, 2021
Revenue	$106,682	100.0%	$101,939	100.0%	$318,114	100.0%	$297,802	100.0%

Costs and expenses:
Cost of sales	29,149	27.3	24,972	24.5	86,266	27.1	70,984	23.8
Labor	32,378	30.4	29,776	29.2	94,470	29.7	84,911	28.5
Operating	17,441	16.3	15,001	14.7	51,164	16.1	44,416	14.9
Occupancy	7,490	7.0	7,351	7.2	22,698	7.1	22,049	7.4
General and administrative	6,700	6.3	6,996	6.9	19,848	6.2	20,523	6.9
Marketing	1,541	1.4	1,136	1.1	4,568	1.4	3,351	1.1
Restaurant pre-opening	266	0.2	349	0.3	733	0.2	1,641	0.6
Impairment, closed restaurant and other costs	1,190	1.1	3,973	3.9	3,203	1.0	7,721	2.6
Depreciation	5,102	4.9	5,093	5.0	15,065	4.9	15,097	5.1
Total costs and expenses	101,257	94.9	94,647	92.8	298,015	93.7	270,693	90.9
Income from operations	5,425	5.1	7,292	7.2	20,099	6.3	27,109	9.1
Interest (income) expense, net	(331)	(0.3)	74	0.1	(378)	(0.1)	118	—
Income before income taxes	5,756	5.4	7,218	7.1	20,477	6.4	26,991	9.1
Income tax expense	767	0.7	1,218	1.2	2,099	0.6	2,807	1.0
Net income	$4,989	4.7%	$6,000	5.9%	$18,378	5.8%	$24,184	8.1%

Net income per common share: Basic	$0.27		$0.30		$0.97		$1.22
Net income per common share: Diluted	$0.27		$0.30		$0.97		$1.20

Weighted-average shares outstanding: Basic	18,685,401		19,913,355		18,901,542		19,882,265
Weighted-average shares outstanding: Diluted	18,761,263		20,100,811		19,010,238		20,141,107

Chuy’s Holdings, Inc.
Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Results
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	September 25, 2022	September 26, 2021	September 29, 2019	September 25, 2022	September 26, 2021	September 29, 2019
Net income as reported	$4,989	$6,000	$(1,817)	$18,378	$24,184	$7,645
Impairment, closed restaurant and other costs	1,190	3,973	7,300	3,203	7,721	7,888
Legal settlement	—	—	—	—	—	775
Income tax effect on adjustments (1)	(274)	(916)	(1,706)	(738)	(1,780)	(2,025)
Adjusted net income	$5,905	$9,057	$3,777	$20,843	$30,125	$14,283

Adjusted net income per common share: basic	$0.32	$0.45	$0.23	$1.10	$1.52	$0.85
Adjusted net income per common share: diluted	$0.31	$0.45	$0.23	$1.10	$1.50	$0.85

Weighted-average shares outstanding: basic	18,685,401	19,913,355	16,615,927	18,901,542	19,882,265	16,764,010
Weighted-average shares outstanding: diluted	18,761,263	20,100,811	16,720,662	19,010,238	20,141,107	16,836,430

(1)Reflects the tax expense associated with the adjustment for impairment, closed restaurant and other costs and legal settlement during the thirteen weeks and thirty-nine weeks ended September 25, 2022, September 26, 2021 and September 29, 2019. The Company uses its statutory rate to calculate the tax effect on adjustments as compared to calculations based on the change in the tax provision calculation after adjusting for these reconciling items. Fiscal 2019 amounts have been reclassified to conform to the current period presentation for comparability purposes.

Chuy’s Holdings, Inc.
Reconciliation of GAAP Income from Operations to Restaurant-Level Operating Profit and Margin
(Unaudited, in thousands)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	September 25, 2022	September 26, 2021	September 29, 2019	September 25, 2022	September 26, 2021	September 29, 2019
Income from operations as reported	$5,425	$7,292	$(3,202)	$20,099	$27,109	$6,515
General and administrative	6,700	6,996	5,975	19,848	20,523	18,010
Restaurant pre-opening expenses	266	349	457	733	1,641	2,357
Legal settlement	—	—	—	—	—	775
Impairment, closed restaurant and other costs	1,190	3,973	7,300	3,203	7,721	7,888
Depreciation	5,102	5,093	5,284	15,065	15,097	15,485
Restaurant-level operating profit	$18,683	$23,703	$15,814	$58,948	$72,091	$51,030

Restaurant-level operating margin (1)	17.5%	23.3%	14.5%	18.5%	24.2%	15.7%

(1)Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Selected Balance Sheets Data
(Unaudited, in thousands)

	September 25, 2022	December 26, 2021
Cash and cash equivalents	$84,126	$106,621
Total assets	479,400	495,324
Long-term debt	—	—
Total stockholders’ equity	248,959	262,794

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com